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                                                                     EXHIBIT 5.1



                               August 13, 2001



Stewart Enterprises, Inc.
110 Veterans Memorial Boulevard
Metairie, Louisiana 70005


         Re:      Registration Statement on Form S-4
                  $300,000,000 aggregate principal amount of
                  10 3/4% Senior Subordinated Notes due 2008

Ladies and Gentlemen:

         We have acted as your counsel in connection with the preparation of the registration statement on Form S-4 (the "Registration Statement") filed by Stewart Enterprises, Inc., a Louisiana corporation (the "Company"), and the guarantors named therein (the "Guarantors"), with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, on or about the date hereof with respect to the Company's offer to exchange (the "Exchange Offer") up to $300 million aggregate principal amount of the Company's registered 10 3/4% Senior Subordinated Notes due 2008 (the "Exchange Notes") for a like principal amount of the Company's unregistered 10 3/4% Senior Subordinated Notes due 2008 (the "Outstanding Notes"). The Guarantors will guarantee (the "Guarantees") the Exchange Notes on a senior subordinated basis. The Exchange Notes will be offered under the Indenture dated as of June 29, 2001 by and among the Company, the Guarantors and Firstar Bank, N.A., as trustee (the "Indenture").

         In so acting, we have examined originals, or photostatic or certified copies of the Indenture, the form of the Exchange Notes and such records of the Company and Guarantors, certificates of the Company, the Guarantors and of public officials, and such other documents as we have deemed relevant. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents.

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Stewart Enterprises, Inc.
August 13, 2001
Page 2


         Based upon the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

                  1. When the Exchange Notes issuable upon consummation of the Exchange Offer have been (i) duly executed by the Company and authenticated in the manner provided for in the Indenture and (ii) duly issued and delivered in accordance with the terms of the Exchange Offer against the receipt of Outstanding Notes surrendered in exchange therefor, the Exchange Notes, assuming the terms thereof are valid, binding and enforceable under the laws of the State of New York (as to which matters of New York law we refer you to the New York Opinion), will constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as rights to indemnification thereunder may be limited by public policy and except as the enforcement thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws and court decisions relating to or affecting the enforcement of creditors' rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

                  2. When the Exchange Notes issuable upon consummation of the Exchange Offer have been (i) duly executed by the Company and authenticated in the manner provided for in the Indenture and (ii) duly issued and delivered in accordance with the terms of the Exchange Offer against the receipt of Outstanding Notes surrendered in exchange therefor, the Guarantees issuable by each Guarantor upon consummation of the Exchange Offer, assuming the terms thereof are valid, binding and enforceable under the laws the State of New York (as to which matters of New York law we refer you to the New York Opinion), will constitute the legal, valid and binding obligations of such Guarantor, enforceable against such Guarantor in accordance with their terms, except as rights to indemnification thereunder may be limited by public policy and except as the enforcement thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws and court decisions relating to or affecting the enforcement of creditors' rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

         The opinions rendered herein are specifically limited to currently applicable United States federal law and the laws of the State of Louisiana and are given in reliance upon the opinion of Holland & Knight, LLP, special New York counsel to the Company and Guarantors (the "New York Opinion"). We are members of the Bar of the State of


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Stewart Enterprises, Inc.
August 13, 2001
Page 3


Louisiana and have neither been admitted to nor purport to be experts on the laws of any other jurisdiction.

         We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the prospectus included therein under the caption "Legal Matters." In giving this consent, we do not admit that we are within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended, or the general rules and regulations of the Commission promulgated thereunder.

                                      Very truly yours,


                                      JONES, WALKER, WAECHTER,
                                       POITEVENT, CARRERE &
                                       DENEGRE, L.L.P.

                                      By:
                                          -------------------------------------
                                                  Dionne M. Rousseau
                                                        Partner